Exhibit 21.1

SUBSIDIARY OF THE REGISTRANT
The following subsidiary of comScore, Inc. is considered a significant subsidiary as of December 31, 2020.
Name of Subsidiary                Jurisdiction of Incorporation.
Rentrak Corporation                Oregon, U.S.A.